Exhibit 99.1

Stepan Reports Third Quarter Results

Northfield, Illinois, October 25, 2017 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•

Reported net income was $21.9 million, or $0.94 per diluted share versus $21.4 million, or $0.92 per diluted share, in the prior year.  Adjusted net income* was $21.4 million, or $0.92 per diluted share versus $25.4 million, or $1.10 per diluted share, in the prior year, primarily due to unfavorable Polymer results.

•

Surfactant operating income was $22.5 million versus $20.7 million in the prior year.  The increase was primarily attributable to higher demand in the Functional Products and Household, Industrial and Institutional end markets, higher Distribution sales and lower manufacturing costs, mainly related to prior plant closures in Canada and Brazil.  Global Surfactant sales volume increased 1% versus the prior year despite lower commodity surfactant demand.

•

Polymer operating income was $21.1 million versus $27.1 million in the prior year. This decrease was mostly attributable to higher raw material costs and lower North American sales volumes.  Global Polymers volume declined 1% versus the prior year with Polyol volumes down 1%.

•	Specialty Product operating income was $1.0 million versus $2.3 million in the prior year primarily due to order timing differences within our pharmaceutical and flavor businesses.

•	The Company’s net-debt to total capitalization ratio declined 500 basis points to 5%. Year-to-date free cash flow was $53 million versus $37 million in the prior year.

•

The Company increased its quarterly cash dividend in the fourth quarter of 2017 by $0.02 per share or 10%, marking the 50th consecutive year that the company has increased its cash dividend to stockholders.

“Although the third quarter reported net income increased versus prior year, adjusted net income was down due to increased competitive pressure within our North American Polymer business.  Surfactant income increased due to an improved product mix and lower manufacturing costs.  Global Polyol volumes were down slightly reflecting share loss at one customer despite a growing market for insulation materials.  Both Surfactant and Polymers continue to benefit from our diversification strategy,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for a reconciliation of non-GAAP adjusted net income and adjusted earnings per diluted share.

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Net Sales	$487,814	$445,030	10%	$1,451,184	$1,345,530	8%
Operating Income	$30,309	$28,738	5%	$115,329	$116,261	(1)%
Net Income	$21,899	$21,362	3%	$81,694	$77,774	5%
Earnings per Diluted Share	$0.94	$0.92	2%	$3.50	$3.38	4%

Adjusted Net Income *	$21,448	$25,445	(16)%	$84,041	$85,893	(2)%
Adjusted Earnings per Diluted Share *	$0.92	$1.10	(16)%	$3.60	$3.73	(3)%

* See Table II for a reconciliation of non-GAAP adjusted net income and earnings per diluted share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year third quarter included $0.8 million of after-tax income versus $4.1 million of after-tax expense in the prior year.

•	Business Restructuring: The current year third quarter included $0.3 million of after-tax decommissioning expense related to the Canadian plant closure announced in 2016.

Percentage Change in Net Sales

The 10% increase in quarterly net sales was primarily due to higher selling prices, which were mostly attributable to the pass-through of certain higher raw material costs. Current quarter net sales also benefited from a 1% increase in volume and a 1% positive impact of foreign currency translation.

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Volume	1%	(2)%
Selling Price	8%	10%
Foreign Translation	1%	-
Total	10%	8%

Reported Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Net Sales
Surfactants	$321,444	$290,467	11%	$973,381	$899,014	8%
Polymers	$147,754	$134,144	10%	$415,551	$382,540	9%
Specialty Products	$18,616	$20,419	(9)%	$62,252	$63,976	(3)%
Total Net Sales	$487,814	$445,030	10%	$1,451,184	$1,345,530	8%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2017	2016	% Change	2017	2016	% Change
Operating Income *
Surfactants	$22,466	$20,737	8%	$91,733	$85,214	8%
Polymers	$21,116	$27,087	(22)%	$63,772	$80,278	(21)%
Specialty Products	$988	$2,328	(58)%	$7,702	$6,449	19%
Segment Operating Income	$44,570	$50,152	(11)%	$163,207	$171,941	(5)%
Corporate Expenses	$(14,261)	$(21,414)	33%	$(47,878)	$(55,680)	14%
Consolidated Operating Income	$30,309	$28,738	5%	$115,329	$116,261	(1)%

Total third quarter operating income, excluding corporate expenses, declined $5.6 million, or 11%, versus the prior year quarter. Total segment operating income for the first nine months of 2017 declined $8.7 million or 5% versus the prior year.

•

Surfactant net sales were $321.4 million for the quarter, an 11% increase versus the prior year.  Selling prices increased 9% versus the prior year primarily due to the pass-through of certain higher raw material costs.  Sales volume increased 1%, mostly due to growth in the Functional Products and Household, Industrial and Institutional end markets and higher Distribution sales, partially offset by lower Consumer Product commodity volumes in North America.  The translation impact of a weaker U.S. dollar increased net sales by 1%.  Surfactant operating income increased $1.7 million or 8% versus the prior year, primarily driven by improved product mix, lower manufacturing costs and positive contributions from our prior-year acquisitions of Tebras Tensoativos do Brazil Ltda. and PBC Industria Quimica Ltda. in Brazil.

•

Polymer net sales were $147.8 million in the third quarter, a 10% increase versus the prior year.  Selling prices increased 8% while sales volume declined 1% in the quarter. The lower sales volume was primarily due to lower Phthalic Anhydride (PA) and global Rigid Polyol volumes, partially offset by higher Specialty Polyol volume. Global Polyol volume declined 1% primarily due to lost share at one customer in North America. The translation impact of a weaker U.S. dollar positively impacted net sales by 3%.  Operating income decreased $6.0 million or 22% versus the prior-year quarter, attributable to higher raw material costs and lower sales volumes during the quarter.

•

Specialty Products net sales were $18.6 million, a $1.8 million decrease versus the prior year. Following strong second quarter 2017 results, operating income declined $1.3 million versus the prior year quarter primarily due to order timing differences within our pharmaceutical and flavor businesses.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Total - Corporate Expenses	$14,261	$21,414	(33)%	$47,878	$55,680	(14)%
Deferred Compensation Expense/(Income) *	$(129)	$7,441	-	$5,263	$12,595	(58)%
Business Restructuring Expense	$426	$-	-	$1,798	$1,061	69%
Adjusted Corporate Expense	$13,964	$13,973	(0)%	$40,817	$42,024	(3)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Reported total corporate expenses decreased versus the prior year quarter. However, corporate expenses excluding deferred compensation and business restructuring expense were flat versus the prior year quarter.  Corporate expenses declined $1.2 million, or 3%, for the first nine months of 2017.  The year-to-date decrease was primarily attributable to lower incentive-based compensation expenses.

Income Taxes

The effective tax rate was 26% for the first nine months of 2017 versus 27% for the first nine months of 2016.  The favorable 100 basis point decline in the year-to-date effective tax rate was primarily attributable to tax benefits derived from stock-based compensation awards exercised or distributed in the first nine months of 2017 versus 2016 and an unfavorable foreign tax audit settlement recorded in 2016 that did not recur in 2017.

Selected Balance Sheet Information

The Company’s net-debt level decreased $40 million for the quarter while the net-debt to total capitalization ratio* dropped from 10% to 5%, mainly attributable to a $40 million increase in cash.

($ in millions)	9/30/17	6/30/17	3/31/17	12/31/16
Net-Debt
Total Debt	$304.4	$304.4	$316.7	$317.0
Cash	264.1	223.8	197.8	225.7
Net-Debt	$40.3	$80.6	$118.9	$91.3
Equity	734.9	707.3	673.2	634.6
Net-Debt + Equity	$775.2	$787.9	$792.1	$725.9
Net-Debt / (Net-Debt + Equity)	5%	10%	15%	13%

* The net-debt to total capitalization ratio is equal to total debt minus cash (i.e., net-debt) divided by net-debt plus equity.

The major working capital components were:

($ in millions)	9/30/17	6/30/17	3/31/17	12/31/16
Net Receivables	$314.1	$306.2	$287.5	$263.4
Inventories	163.7	178.4	189.8	173.7
Accounts Payable	(172.4)	(169.2)	(163.8)	(158.3)
	$305.4	$315.4	$313.5	$278.8

The Company made capital expenditures of $19.6 million during the quarter and $57.9 million through the first nine months of 2017.  This compares to $29 million and $70 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be between $85 million and $95 million.

Nine Month Highlights

•

Reported net income was $81.7 million, or $3.50 per diluted share versus $77.8 million, or $3.38 per diluted share, in the prior year.  Adjusted net income* was $84.0 million, or $3.60 per diluted share versus $85.9 million, or $3.73 per diluted share, in the prior year.

•

During July 2017 the Company announced its intent to acquire a surfactant plant and a portion of the plant’s associated business in Ecatepec, Mexico. The transaction is now expected to close in the first quarter of 2018.

Outlook

“Reported net income for the first nine months of 2017 is up 5% while adjusted net income is slightly below the record nine months of 2016.  The fourth quarter of 2016 was negatively impacted by expenses that are not expected to recur.  We believe our diversification efforts and enhanced internal efficiencies should positively impact the fourth quarter.  Although increased competitive activity in North America will persist, we have begun to recover higher raw material costs within our polyol market segment and we continue to benefit from growing global market volumes for insulation materials.  We remain optimistic that the Company will deliver full year adjusted earnings growth.” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 25, 2017. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 708-3128, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Certain information in this presentation consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2017 and 2016

(Unaudited – in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Net Sales	$487,814	$445,030	$1,451,184	$1,345,530
Cost of Sales	412,212	361,635	1,193,518	1,075,705
Gross Profit	75,602	83,395	257,666	269,825
Operating Expenses:
Selling	13,740	13,990	40,484	42,252
Administrative	18,557	18,958	54,376	55,350
Research, Development and Technical Services	12,699	14,268	40,416	42,306
Deferred Compensation (Income) Expense	(129)	7,441	5,263	12,595
	44,867	54,657	140,539	152,503

Business Restructuring	426	-	1,798	1,061

Operating Income	30,309	28,738	115,329	116,261

Other Income (Expense):
Interest, Net	(2,763)	(2,824)	(8,618)	(9,855)
Other, Net	1,766	1,229	3,994	401
	(997)	(1,595)	(4,624)	(9,454)

Income Before Income Taxes	29,312	27,143	110,705	106,807
Provision for Income Taxes *	7,459	5,776	29,044	29,020
Net Income *	21,853	21,367	81,661	77,787
Net Income (Loss) Attributable to Noncontrolling Interests	46	(5)	33	(13)
Net Income Attributable to Stepan Company	$21,899	$21,362	$81,694	$77,774
Net Income Per Common Share Attributable to Stepan Company *
Basic *	$0.95	$0.94	$3.56	$3.42
Diluted *	$0.94	$0.92	$3.50	$3.38
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,971	22,819	22,941	22,771
Diluted *	23,374	23,148	23,361	23,017

* The 2016 amounts for the noted line items have been immaterially changed from the amounts originally reported as a result of the Company’s adoption of Accounting Standards Update (ASU) No. 2016-09 Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting in the fourth quarter of 2016.

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2017	EPS	2016	EPS	2017	EPS	2016	EPS
Net Income Reported	$21,899	$0.94	$21,362	$0.92	$81,694	$3.50	$77,774	$3.38

Deferred Compensation (Income) Expense	$(771)	$(0.03)	$4,083	$0.18	$965	$0.04	$7,323	$0.32
Business Restructuring	320	$0.01	—	—	$1,382	$0.06	$796	$0.03

Adjusted Net Income	$21,448	$0.92	$25,445	$1.10	$84,041	$3.60	$85,893	$3.73

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on significant non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2017	EPS	2016	EPS	2017	EPS	2016	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(1,244)		$6,585		$1,557		$11,811
Business Restructuring	426		—		$1,798		$1,061
Total Pre-Tax Adjustments	$(818)		$6,585		$3,355		$12,872

Cumulative Tax Effect on Adjustments	$367		$(2,502)		$(1,008)		$(4,753)

After-Tax Adjustments	$(451)	$(0.02)	$4,083	$0.18	$2,347	$0.10	$8,119	$0.35

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $1.2 million of income versus $6.6 million of expense in the prior year. The year to date impact was $1.6 million of expense versus $11.8 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2017				2016
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$83.66	$87.14	$78.81	$81.48	$72.66	$59.53	$55.29

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2017	2016	2017	2016
Deferred Compensation
Operating Income (Expense)	$129	$(7,441)	$(5,263)	$(12,595)
Other, net – Mutual Fund Gain	1,115	856	3,706	784
Total Pre Tax	$1,244	$(6,585)	$(1,557)	$(11,811)
Total After Tax	$771	$(4,083)	$(965)	$(7,323)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  The table below presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2017 as compared to 2016:

($ in millions)	Three Months Ended September 30		Increase (Decrease)	Increase Due to Foreign Currency Translation	Nine Months Ended September 30		Increase (Decrease)	Increase (Decrease) Due to Foreign Currency Translation
	2017	2016			2017	2016
Net Sales	$487.8	$445.0	$42.8	$6.1	$1,451.2	$1,345.5	$105.7	$(2.5)
Gross Profit	75.6	83.4	(7.8)	0.8	257.7	269.8	(12.1)	0.4
Operating Income	30.3	28.7	1.6	0.4	115.3	116.3	(1.0)	0.3
Pretax Income	29.3	27.1	2.2	0.4	110.7	106.8	3.9	0.2

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2017 and December 31, 2016

	2017 September 30	2016 December 31
ASSETS
Current Assets	$765,659	$685,541
Property, Plant & Equipment, Net	591,874	582,714
Other Assets	85,298	85,635
Total Assets	$1,442,831	$1,353,890
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$289,970	$297,265
Deferred Income Taxes	19,729	12,497
Long-term Debt	283,261	288,859
Other Non-current Liabilities	113,600	119,353
Total Stepan Company Stockholders’ Equity	734,933	634,604
Noncontrolling Interest	1,338	1,312
Total Liabilities and Stockholders’ Equity	$1,442,831	$1,353,890